Exhibit 99.1

[Letterhead of Potter Anderson & Corroon LLP]

September 26, 2008

BY E-FILE AND HAND DELIVERY

The Honorable Stephen P. Lamb
Vice Chancellor
Court of Chancery
500 North King Street
Suite 11400
Wilmington, Delaware 19801-3734

Re:    Hexion Specialty Chemicals, Inc. et al. v. Huntsman Corp.,
         Del. Ch., C.A. No. 3841-VCL

Dear Vice Chancellor Lamb:

     We write in response to Huntsman’s letter of earlier today asking the Court to take judicial notice of Huntsman’s 8-K filing disclosing the retention today of American Appraisal. Huntsman has known since it filed its motion for an expedited trial that the solvency of the combined company would be the central issue at trial. Notwithstanding this, Huntsman made the tactical decision to try the case on the basis of an expert opinion from Mr. Resnick, and to shield American Appraisal and its work from discovery. As a result of this tactical decision, American Appraisal’s “preliminary view” on the solvency of the combined company is not supported by any analysis that has been subjected to scrutiny in open court. In light of this, and for the reasons discussed in plaintiffs’ post-trial brief, we believe that this post-trial submission should not be given any consideration by the Court.

Respectfully submitted,

/s/ Kevin Shannon
Kevin Shannon (I.D. No. 3137)

KRS:mp/884552
cc:	Register in Chancery
Bruce L. Silverstein, Esquire
David T. Harvin, Esquire